DUCKWALL-ALCO STORES ANNOUNCES

STREAMLINING OF OPERATIONS INCLUDING

EXECUTIVE DEPARTURES

Abilene, Kan. (April 14, 2008) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) today announced the first step in a multiphase program to streamline the Company’s management and operations, with the goal of improving its profitability and return on equity (ROE). These changes stem directly from a comprehensive re-evaluation of Company plans and operations initiated after the changes to the Board of Directors were announced in March of this year.

As part of this process, the Company announced today that four members of corporate management have been terminated: John Sturdivant, Senior Vice President Store Operations; Ron Mapp, Senior Vice President Merchandising; Mike Gawin, Vice President and Divisional Merchandise Manager Softlines; and Virginia Meyer, Vice President Marketing. The responsibilities of these individuals will be assumed by Phil Hixon (Store Operations), Bob Swartz (Merchandising) and Brent Streit (Marketing).

“During our recent re-evaluation of plans for Fiscal 2009, we recognized that reducing corporate staff is imperative,” said Donny Johnson, Interim Chief Executive Officer of Duckwall-ALCO Stores. “The changes announced today are the first step in a change process that will prove very positive for Duckwall-ALCO Stores. We are implementing a plan to cut expenses and improve operations, streamline the organization and strengthen our senior management team. An analysis of the Company’s operations conducted jointly with the new Board of Directors and management has identified numerous opportunities for cutting costs and improving operations. These changes will strengthen the Company and improve profitability, with the ultimate goal of dramatically improving shareholder value.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 261 stores across 22 states, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 107 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

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For more information, contact:

Donny R. Johnson

Chief Financial Officer, Senior Vice President and

Interim Chief Executive Officer

785-263-3350 x164

e-mail: djohnson@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

email: dhagen@hagenandpartners.com